China Biologic Products Reports Record Third Quarter 2007 Results

Net Income increased 225.7% year-over-year to $2.3 million or 11 cents per share

Tai’an City, Shandong Province, PRC – November 15, 2007 – China Biologic Products, Inc. (CBPO.PK) (“CBP”, “the Company”), one of the leading plasma-based pharmaceutical companies in the People’s Republic of China (“PRC”), today reported record financial results for the third quarter ended on September 30, 2007.

Third Quarter 2007 Highlights

-- Revenues increased 48.8% year-over-year to a record $8.9 million
-- Gross profits increased 79.7% to $6.7 million over the third quarter of 2006
-- Operating income totaled $3.6 million, up 106.9% over the third quarter of 2006
-- Net income was up 225.7% year-over-year to $2.3 million or $0.11 per share

“During the quarter we continued to see strong demand for our plasma based products due to increased purchasing power and health consciousness of Chinese consumers although unit prices have increased greatly,” said Mr. Stanley Wong, CEO of China Biologic Products, “In addition, we have taken advantage of the favorable industry environment to improve our production facilities and to accelerate the pace of developing new drugs.”

Third Quarter 2007 Results

Revenues for the three months ended September 30, 2007 were $8.9 million, up 48.8% as compared to $6.0 million for the same period of 2006. The increase was primarily due to the rise in unit prices of plasma based products, although the Company’s unit sales volumes declined. During the third quarter of 2007, unit prices of the Company’s main products experienced growth ranging from 8.1% to 424.5% year over year. The situation of unit prices rising combined with the drop in volumes was a result of the PRC government’s stringent controls on quality in the plasma based production industry. The Company is expected to adjust its production plans and to utilize all plasma resources that is available to provide products with higher profit margins.

Human albumin, Human Immunoglobulin for Intravenous Injection and Human Rabies Immunoglobulin contributed 61.9%, 11.1% and 15.2% to the revenues, respectively.

Cost of revenues for the three months ended September 30, 2007 remained unchanged and stood at $2.3 million, accounting for 25.5% of the revenues, compared to 38.3% for the comparable period of 2006.

Gross profit was up 79.7% to $6.7 million with gross margins of 74.5% for the third quarter of 2007 compared with approximately $3.7 million and 61.7% in the third quarter of 2006, respectively. The increase of gross margin was mainly due to the rapid growth in unit sale prices.

Total operating expenses for the three months ended September 30, 2007 were $3.1 million, up 55.9% from the same period in 2006, which was primarily attributable to increased selling expenses. During this quarter, the Company incurred more marketing and sales expenses, including bonuses to salespersons, holding sales conferences, and travel related expenses. Research and development expenses were $0.2 million for the third quarter of 2007, representing 2.4% of the revenues.

Income from operations grew 106.9% to $3.6 million in the third quarter of 2007, representing operating margins of 40.0%, as compared to $1.7 million and 28.7% in the same period of 2006.

In the third quarter of 2007, the Company recorded $0.56 million and $0.61 million for provision for income taxes and minority interest, respectively.

Net income for the third quarter of 2007 was $2.3 million or $0.11 per basic and diluted share, an increase of 225.7% and 219.1% from $0.7 million and $0.03 per share, respectively for the comparable period of 2006.

Nine Months Results

Revenue for the first nine months of 2007 increased 68.8% over the comparable period in 2006 to $25.4 million. Gross profits rose 99.7% in the same period to $17.1 million, representing gross margins of 67.4%. Operating expenses in the first nine months of 2007 increased 85.0% to $5.7 million as a result of the increased selling expenses. Operating profits in the first nine months of 2007 rose 107.9% over the comparable period in 2006 to $11.4 million, representing operating margins of 44.9%. Net income for the nine months ended September 30, 2007 was $7.6 million or $0.35 per basic and diluted share, up 124.7% and 107.9% respectively.

Cash flow from operations for the nine months ended September 30, 2007 totaled $10.8 million, a huge increase compared to $0.02 million in the comparable period in 2006. Net cash used in investing activities in the first nine months of 2007 totaled $7.2 million, most of which was incurred to build the new production line.

Financial Condition

 As of September 30, 2007, CBP had $6.1 million in cash, approximately $9.6 million in working capital. Shareholder’s equity at the end of the third quarter stood at $21.1 million compared to $12.7 million at the end of 2006.

Business Outlook

In recent years, the biopharmaceutical industry and the plasma-based product market have outperformed the pharmaceutical industry. According to www.pharmnet.com.cn, sales of blood and plasma-based drugs in China had an average growth rate of 15% in the last 5 years, reaching $372 million in 2005, and accounting for 11.7% of prescription drug sales. China’s plasma-based products market remains underserved with limited availability of products, offering substantial opportunities for China Biologic to grow its business.

The PRC government is limiting the number of companies in this industry and is not expected to issue new licenses in the foreseeable future. Besides, import of foreign plasma-based products is severely restricted, creating a relatively closed market for domestic suppliers. The overall effect of recent government regulatory reform has been to reduce competition and increase the barriers to entry, creating a favorable industry structure for China Biologic Products.

“We are very pleased to be operating in a more regulated market for plasma based products after recent reforms launched by the government,” said Mr. Stanley Wong, CEO of China Biologic Products. “We are going to continue our efforts to achieve more market share and improve our products mix.”

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiary Shandong Taibang, is currently the only plasma-based biopharmaceutical company approved by the government of Shandong Province, the second largest province with a population of 93 million. The company is engaged primarily in research, manufacturing, and sale of plasma-based biopharmaceutical products to hospitals and other health care facilities in China. Plasma-based Human Albumin is used mainly to increase blood volume while Immunoglobulin is used for disease prevention and treatment.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

--FINANCIAL TABLES FOLLOW—

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Unaudited)

	Three months ended		Nine months ended

	September 30		September 30

	2007	2006	2007	2006

REVENUES	$8,938,186	$6,006,917	$25,442,097	$15,074,618

COST OF SALES	2,281,280	2,301,768	8,293,628	6,487,373

GROSS PROFIT	6,656,906	3,705,149	17,148,469	8,587,245

OPERATING EXPENSES
Selling expenses	1,741,829	397,226	2,444,297	689,895
General and administrative expenses	1,129,785	1,322,509	2,838,126	1,960,169
Research and development expenses	213,865	259,506	435,500	440,140

TOTAL OPERATING EXPENSES	3,085,479	1,979,241	5,717,923	3,090,204

INCOME FROM OPERATIONS	3,571,427	1,725,908	11,430,546	5,497,041

OTHER EXPENSES
Finance expense	66,413	34,652	112,637	130,154
Other expense	72,556	30,118	95,598	60,323

TOTAL OTHER EXPENSES	138,969	64,770	208,235	190,477

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	3,432,458	1,661,138	11,222,311	5,306,564

PROVISION FOR INCOME TAXES	560,030	470,907	1,858,992	954,538

NET INCOME BEFORE MINORITY INTEREST	2,872,428	1,190,231	9,363,319	4,352,026

LESS MINORITY INTEREST	613,914	496,691	1,762,462	969,167

NET INCOME	2,258,514	693,540	7,600,857	3,382,859

FOREIGN CURRENCY TRANSLATION GAIN	336,137	116,354	799,229	323,132

OTHER COMPREHENSIVE INCOME	$2,594,651	$809,894	$8,400,086	$3,705,991

WEIGHTED AVERAGE NUMBER OF SHARES, BASIC AND DILUTED	21,434,942	21,004,507	21,434,942	19,831,279

EARNING PER SHARE, BASIC AND DILUTED	$0.11	$0.03	$0.35	$0.17

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

	SEPTEMBER 30 2007	DECEMBER 31 2006

	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$6,123,713	$4,268,220
Accounts receivable, net of allowance for doubtful accounts of $1,177,093 and $1,131,209 as of September 30, 2007 and December 31, 2006, respectively	2,405,173	3,775,387
Notes receivable	6,670	81,407
Other receivables	1,225,748	584,931
Other receivables - shareholders	136,928	—
Inventories	8,068,122	6,117,361
Advances on inventory purchases	511,217	713,194
Deferred expense	3,945	—

Total current assets	18,481,516	15,540,500

PLANT AND EQUIPMENT, net	13,610,736	7,437,768

OTHER ASSETS:
Advances on equipment purchases	1,444,668	778,364
Intangible assets	920,083	718,011
Long term deferred assets	727	—

Total other assets	2,365,478	1,496,375

Total assets	$34,457,730	$24,474,643

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,793,333	$2,412,440
Other payables and accrued liabilities	2,062,683	1,874,973
Short term loans - bank	1,334,000	2,564,000
Short term loan - minority shareholder	703,171	675,761
Other payable - land use right	297,672	287,045
Distributions to minority shareholder	212,719	476,597
Customer deposits	590,392	370,297
Taxes payable	884,783	138,203

Total current liabilities	8,878,753	8,799,316

Long term liabilities	400,200	641,000

Total liabilities	9,278,953	9,440,316

COMMITMENTS AND CONTINGENCIES	75,593	—

MINORITY INTEREST	3,977,258	2,308,487

SHAREHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,434,942 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	2,143	2,143
Paid-in-capital	9,388,305	9,388,305
Statutory reserves	4,301,940	2,199,580
Retained earnings	5,515,924	17,427
Accumulated other comprehensive income	1,917,614	1,118,385

Total shareholders’ equity	21,125,926	12,725,840

Total liabilities and shareholders’ equity	$34,457,730	$24,474,643

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Unaudited)

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,600,857	$3,382,859
Adjustments to reconcile net income to cash provided by operating activities:
Minority interest	1,762,462	969,167
Depreciation	611,020	313,436
Amortization	64,168	34,890
Loss on disposal of equipment	6,077	—
Change in operating assets and liabilities:
Accounts receivable	1,491,832	(1,285,459)
Notes receivable	76,424	(136,899)
Other receivables	(604,324)	(1,482,103)
Other receivables - shareholders	(134,095)	—
Inventories	(1,667,404)	(1,701,492)
Advance on inventory purchase	226,128	341,315
Deferred expenses	(3,863)	—
Long term deferred expenses	(712)	—
Accounts payable	277,185	51,932
Other payables and accruals	183,946	(317,413)
Customer deposits	200,832	(304,606)
Taxes payable	725,644	158,892

Net cash provided by operating activities	10,816,177	24,519

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to plant and equipment	(6,377,620)	(594,927)
Additions to intangible assets	(233,537)	(30,674)
Proceeds from sale of equipment	26,199	—
Advances on equipment and intangible assets purchases	(621,600)	(573,234)

Net cash used in investing activities	(7,206,558)	(1,198,835)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash	—	1,874,700
Proceeds from stock issuance	—	3,752,100
Payments on notes payable - banks	—	(1,874,700)
Proceeds from short term loans - bank	1,292,000	624,900
Payments on short term loans - banks	(2,593,000)	(2,499,600)
Proceeds from short term loans - shareholders	—	2,728,612
Payments on short term loans - shareholders	—	(735,523)
Payments on long term debt	(261,280)	(499,921)
Dividend paid to minority shareholder	(476,597)	—

Net cash (used in) provided by financing activities	(2,038,877)	3,370,568

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	284,751	208,678

INCREASE IN CASH	1,855,493	2,404,930

CASH, beginning of period	4,268,220	607,376

CASH, end of period	$6,123,713	$3,012,306